Exhibit 99.1

SABLE CHASE OF MCDONOUGH, L.P.

FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

SABLE CHASE OF MCDONOUGH, L.P.

FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

CONTENTS

PAGE

Independent Auditors’ Report Letter	3

Financial Statements:

Balance Sheets	4 & 5

Statements of Operations	6

Statements of Changes in Partners’ Equity (Deficit)	7

Statements of Cash Flows	8

Notes to the Financial Statements	9 - 11

Supplemental Information:

Schedules of Expenses	12

Independent Auditors’ Report

To the Partners of

   SABLE CHASE OF MCDONOUGH, L.P.

We have audited the accompanying balance sheets of SABLE CHASE OF MCDONOUGH, L.P. as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ equity (deficit) and cash flows for the years then ended.  These financial statements are the responsibility of the General Partner and management of the Partnership.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of SABLE CHASE OF MCDONOUGH, L.P., as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental information is presented for the purpose of additional analysis and is not a required part of the basic financial statements.  This supplemental information is the responsibility of the Partnership’s management.  Such information has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/S/ Pailet, Meunier and LeBlanc CPA

Pailet, Meunier and LeBlanc CPA

Metairie, LA

February 25, 2008

SABLE CHASE OF MCDONOUGH, L.P.

(A GEORGIA LIMITED PARTNERSHIP)

BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

ASSETS

	2007	2006

CURRENT ASSETS
Cash and cash equivalents	$40,444	$58,908
Accounts receivable	59,097	7,408
Management fee receivable	9,676	7,105
Prepaid expenses and other current assets	1,000	1,000

TOTAL CURRENT ASSETS	110,217	74,421

RESTRICTED DEPOSITS AND FUNDED RESERVES
Tenants’ security deposits	41,300	28,650
Real estate tax and insurance escrow	25,267	17,187
Operating reserve	-0-	225,244
Replacement reserve escrow	418,824	351,244

TOTAL RESTRICTED DEPOSITS AND FUNDED RESERVES	485,391	622,325

RENTAL PROPERTY
Buildings and components	11,675,165	11,675,165
Furniture and equipment	775,190	762,190

	12,450,355	12,437,355
Less accumulated depreciation	(6,151,894)	(5,727,070)

	6,298,461	6,710,285
Land	502,774	502,774

NET RENTAL PROPERTY	6,801,235	7,213,059

OTHER ASSETS
Deferred loan costs (net of amortization)	21,388	27,677

	$7,418,231	$7,937,482

The accompanying notes are an integral part of these financial statements.

SABLE CHASE OF MCDONOUGH, L.P.

(A GEORGIA LIMITED PARTNERSHIP)

BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

LIABILITIES AND EQUITY (DEFICIT)

	2007	2006

CURRENT LIABILITIES
Current maturities of long-term debt	$140,548	$131,890
Accounts payable	222,508	50,036
Accrued interest	24,695	26,027

TOTAL CURRENT LIABILITIES	387,751	207,953

DEPOSITS AND PREPAYMENT LIABILITIES
Tenants’ security deposits	41,300	28,650

LONG-TERM LIABILITIES
Mortgages payable	4,118,118	4,250,009
Less current maturities	(140,548)	(131,890)
Advances from General Partner	136,120	-0-

TOTAL LONG-TERM LIABILITIES	4,113,690	4,118,119

TOTAL LIABILITIES	4,542,741	4,354,722

PARTNERS’ EQUITY (DEFICIT)	2,875,490	3,582,760

	$7,418,231	$7,937,482

The accompanying notes are an integral part of these financial statements.

SABLE CHASE OF MCDONOUGH, L.P.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Revenues:
Rental	$848,086	$1,049,986
Laundry	4,509	6,661
Security deposits earned	16,142	24,473
Other	75,419	45,309

TOTAL REVENUES	944,156	1,126,429

Expenses:
Maintenance and operating	341,164	248,616
Utilities	164,349	178,062
Administrative	223,841	258,844
Taxes and insurance	194,835	192,887
Interest	299,579	308,870
Depreciation and amortization	448,113	435,558

TOTAL EXPENSES	1,671,881	1,622,837

INCOME (LOSS) FROM RENTAL OPERATIONS	(727,725)	(496,408)

Other income and (expenses):
Interest income	20,455	27,156
Gain (loss) on disposition of rental property	-0-	(151,793)
Partnership management and reporting fees	-0-	(10,665)
Gain (loss) from involuntary conversion	-0-	(46,185)

TOTAL OTHER INCOME AND (EXPENSES)	20,455	(181,487)

NET INCOME (LOSS)	$(707,270)	$(677,895)

The accompanying notes are an integral part of these financial statements.

SABLE CHASE OF MCDONOUGH, L.P.

STATEMENTS OF CHANGES IN PARTNERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

		General	Limited
	Total	Partner(s)	Partner(s)

Partners’ equity (deficit) - January 1, 2006	$4,260,655	$228,239	$4,032,416

Net income (loss)	(677,895)	(6,779)	(671,116)

Partners’ equity (deficit) - December 31, 2006	3,582,760	221,460	3,361,300

Net income (loss)	(707,270)	(7,073)	(700,197)

Partners’ equity (deficit) - December 31, 2007	$2,875,490	$214,387	$2,661,103

The accompanying notes are an integral part of these financial statements.

SABLE CHASE OF MCDONOUGH, L.P.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(707,270)	$(677,895)
Adjustments to reconcile net income (loss) to net cash provided by (used by) operating activities:
Depreciation and amortization	448,113	435,558
(Gain) loss on disposition of rental property	-0-	151,793
(Gain) loss from involuntary conversion	-0-	46,185
Changes in:
Accounts receivable	(51,689)	32,092
Management fee receivable	(2,571)	(1,095)
Tax and insurance escrow	(8,080)	8,179
Operating reserve	225,244	49,228
Accounts payable	172,472	36,878
Accrued expenses	(1,332)	-0-
TOTAL ADJUSTMENTS	782,157	758,818
NET CASH PROVIDED BY (USED BY) OPERATING ACTIVITIES	74,887	80,923
CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits to reserve for replacements	(67,580)	215,442
Purchase of rental property	(30,000)	(320,894)
Gain (loss) from involuntary conversion	-0-	(46,185)
NET CASH PROVIDED BY (USED BY) INVESTING ACTIVITIES	(97,580)	(151,637)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on mortgage loans	(131,891)	(123,931)
Insurance escrow from hurricane	-0-	137,653
Advances from General Partner	136,120	-0-
NET CASH PROVIDED BY (USED BY) FINANCING ACTIVITIES	4,229	13,722
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(18,464)	(56,992)
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	58,908	115,900

CASH AND CASH EQUIVALENTS - END OF YEAR	$40,444	$58,908
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$300,911	$308,870

The accompanying notes are an integral part of these financial statements.

SABLE CHASE OF MCDONOUGH, L.P.

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

A.    ORGANIZATION

The Partnership was formed as a Limited Partnership under the laws of the State of Georgia, on May 1, 1992, for the purpose of acquiring land, owning, constructing and operating a 225 unit multi-family rental housing project.

B.    SIGNIFICANT ACCOUNTING POLICIES

Accounting Method

The accompanying financial statements have been prepared on the accrual basis of accounting.

Rental Income

Rental income is recognized as rentals become due.  Rental payments received in advance are deferred until earned.  All leases between the Partnership and the tenants of the property are operating leases.

Property and Equipment

Buildings, improvements and equipment are being depreciated on various methods over 5 to 27.5 years for both financial statement and income tax accounting purposes. Expenditures for maintenance and repairs are charged to expense as incurred.  The Partnership reviews its investment in real estate for impairment whenever events or changes in circumstances indicate that the carrying value of such property may not be recoverable.  There were no impairment losses recognized in 2007 or 2006.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

For the purposes of the statement of cash flows, the Partnership considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

C.    INCOME TAXES

No income tax provision has been included in the financial statements because income or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

SABLE CHASE OF MCDONOUGH, L.P.

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

D.    MORTGAGES PAYABLE

The first mortgage payable to Mass Mutual Life Insurance Company is nonrecourse and is collateralized by a first mortgage on the rental property.  This mortgage bears interest at 8.45% per annum.  The proceeds were used to refinance the First Union National Bank of Florida loan.

$33,289 payable monthly until the principal and interest are fully paid except that the final installment shall be due and payable on December 1, 2020.

The second mortgage payable to Georgia Housing and Finance Authority, under the HOME Program, provided non-interest bearing construction financing of $1,000,000.  The construction loan was converted to permanent financing in 1995.  The note is collateralized by a deed to secure debt on the partnership rental property, subordinate to Mass Mutual Life Insurance Company’s lien on the property.

$2,778 is payable monthly until 2035, when unpaid principal becomes due.

Maturities of the notes payable are as follows for the years ended December 31:

	First Mortgage	Second Mortgage

2008	$107,215	$33,333
2009	116,634	33,333
2010	126,880	33,333
2011	138,027	33,333
2012	150,153	33,333
Thereafter	2,868,098	444,446

	$3,507,007	$611,111

The liability of the Partnership is limited to the underlying value of the real estate collateral.

E.     TRANSACTIONS WITH RELATED PARTIES

An affiliate performs rental, administrative and accounting services for SABLE CHASE OF MCDONOUGH, L.P. in its capacity as managing agent of the Project for which the affiliate received $55,007 in 2007 and $72,693 in 2006.

The Partnership is committed to pay a non-cumulative annual fee of $28,125  to its General Partner for management services and a non-cumulative annual fee of $10,665  to an affiliate of the Limited Partner for reporting services if and when sufficient cash flow, as defined in the partnership agreement is available.  The Partnership paid management and reporting fees of $0 to the General Partner in the year 2007 and $0 in the year 2006.  The Partnership paid reporting fees of $0 for the year 2007 and $10,665 for 2006 to an affiliate of the Limited Partner.

Continued...

SABLE CHASE OF MCDONOUGH, L.P.

NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

E.     TRANSACTIONS WITH RELATED PARTIES (CONTINUED)

The General Partner is obligated through the terms of the Partnership, to advance funds to the Partnership to cover deficits that may arise, as defined in the partnership agreement.  An advance of $136,120 has been made by the General Partner under this guaranty through December 31, 2007.

F.     CONCENTRATION OF CREDIT RISK

The Partnership has funds exceeding $100,000 in a single financial institution, which exceeds the FDIC insurable limits.

G.    VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Partnership’s operations are concentrated in the multi-family real estate market.  In addition, the Partnership operates in a heavily regulated environment.  The operations of the Partnership are subject to the administrative directives, rules and regulations of federal, state and local regulatory agencies.  Such administrative directives, rules and regulations are subject to change by acts of or administrative changes mandated by these regulatory agencies.  Such changes occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden, to comply with a change.

H.    GAIN FROM INVOLUNTARY CONVERSION

The Project sustained tornado damage in 2004 and carries commercial insurance to cover the damages. Funds were being held in escrow by the mortgage company, Mass Mutual Life Insurance Company, and were disbursed in 2006.  During 2006, the Project received proceeds from the insurance company of $0, and spent $286,438, of which $240,253 was capitalized for roof replacement.  The net amount of ($46,185) for 2006 is reported in the Statement of Operations under the caption Gain (loss) from involuntary conversion. As of December 31, 2006, the Project has completed all the repairs.

I.      TAXABLE INCOME (LOSS)

A reconciliation of financial statement net income (loss) to taxable income (loss) of the Partnership for the years ended December 31, 2007 and 2006 is as follows:

	2007	2006

Financial statement net income (loss)	$(707,270)	$(677,895)

Adjustments:
Gain from involuntary conversion	-0-	46,185

Taxable income (loss)	$(707,270)	$(631,710)

SABLE CHASE OF MCDONOUGH, L.P.

SCHEDULES OF EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

MAINTENANCE AND OPERATING
Repairs - payroll	$70,529	$62,546
- supply	72,296	50,311
- contract	25,375	9,625
Painting and decorating	27,022	14,759
Grounds	40,814	45,283
Services	89,748	54,921
Furniture and furnishing replacement	15,380	11,173

	$341,164	$248,616
UTILITIES
Electricity	$40,816	$34,808
Internet service	160	995
Water	56,932	61,270
Sewer	46,380	52,526
Fuel	1,351	1,784
Garbage and trash removal	18,710	26,680

	$164,349	$178,062
ADMINISTRATIVE
Site management payroll	$57,330	$65,501
Management fee	55,007	72,693
Auditing	6,855	7,612
Legal	21,324	22,985
Advertising	20,130	22,984
Telephone	4,790	5,476
Office supplies	29,483	25,965
Health insurance	7,881	14,078
Payroll taxes	11,610	14,512
Homeowner incentive	4,103	1,650
Workmen’s compensation	5,328	5,388

	$223,841	$258,844
TAXES AND INSURANCE
Real estate taxes	$113,121	$113,264
Other taxes, licenses and permits	1,222	1,197
Property and liability insurance	80,492	78,426

	$194,835	$192,887